TERMINATION OF CONSULTING AGREEMENT

This Termination of Consulting Agreement (the "Agreement") dated as of October 30, 1997, among Network Imaging Corporation, a Delaware corporation (the "Company"), BCG, Inc., ("BCG"), and Robert P. Bernardi, an adult individual resident of the State of Virginia, ("Mr. Bernardi").

WHEREAS, the Company, BCG and Mr. Bernardi entered into that certain Consulting Agreement dated May 28, 1996 (the "Consulting Agreement");

WHEREAS, each of the Company, BCG and Mr. Bernardi desire to terminate the Consulting Agreement, effective as of October 1, 1997 (the "Termination Date");

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:



Section 1.        Termination Date.

BCG's termination will be effective as of the Termination Date.

Section 2.        Severance Pay.

The Company agrees to pay BCG gross severance pay at the rate of $18,750 per month, beginning on October 1, 1997, through and including September 1, 1998. Checks will be issued and mailed on the first of each month. In the event that the first of the month falls on a weekend or legal holiday, the check will be issued and mailed on the next proceeding business day. Additionally, the Company agrees to grant to Mr. Bernardi a warrant to purchase 50,000 shares of Network Imaging Common Stock (the "Network Imaging Common Stock") for $1.50 per share (the "Warrants"). The Warrants shall be for a term of five (5) years.

Section 3.        Repricing Stock Options.

The Company agrees to reprice Mr. Bernardi's existing stock options. Mr. Bernardi currently holds 1,348,325 options to purchase Network Imaging Common Stock, at an exercise price ranging from $2.60 to $6.82 (the "Pre-Existing Options"). The Pre-Existing Options shall be converted, using the Black-Scholes model, into 755,747 options to purchase shares of Network Imaging Common Stock at an exercise price of $1.50 per share, the market price of the Network Imaging Common Stock on September 17, 1997 (the "Post-Effective Options"). The Post-Effective Options shall be subject to he vesting schedule for those options. Notwithstanding the current exercisability of the Post-Effective Options, the Post-Effective Options shall not be exercisable for a period of twelve (12) months from the Termination Date of this Agreement. Mr. Bernardi shall have the right to participate on the same terms and conditions as the executive employees of the Company in any stock option and other plans, including but not limited to the right, at Mr. Bernardi's option, to have the stock options that he holds pursuant to this Agreement repriced or modified according to the same terms of repricing or modification that are offered in the future to any other executive employee which holds stock options in the Company. The Board of Directors of Network Imaging has ratified this repricing of Mr. Bernardi's stock options on September 25, 1997.

Section 4.        Agreement to Serve as Assistant Secretary.

The Company hereby agrees to employ Mr. Bernardi as the Assistant Secretary, such employment to continue until December 31, 2003, or such other time as Mr. Bernardi voluntarily resigns as Assistant Secretary. Such employment will be at an annual salary of $5,000. Mr. Bernardi shall receive all health, and dental insurance benefits afforded to all other Network Imaging executive employees while employed as Assistant Secretary. Any termination or interruption in Mr. Bernardi's employment as Assistant Secretary will not affect any of Mr. Bernardi's rights as set forth in this Termination Agreement.

Section 5.        Survival of Certain Provisions of the Consulting Agreement;
                  Release.

The parties hereby agree that Sections 9 and 10 of the Consulting Agreement shall survive for a period of twelve (12) months from the date of execution of this Agreement. Except with respect to Sections 9 and 10 of the Consulting Agreement, the Company hereby releases BCG, and Mr. Bernardi from any and all other obligations under the Consulting Agreement.

Section 6.        Demand Registration Right.

At the written request of Mr. Bernardi made at any time prior to termination of this Agreement or within one (1) year thereafter provided the Company is eligible to file a registration statement on Form S-3, the Company agrees promptly to prepare and file a registration statement with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended (the "Securities Act"), for sale by Mr. Bernardi of any or all shares of Network Imaging Common Stock, $.0001 par value per share, held by Mr. Bernardi, or issuable to Mr. Bernardi upon the exercise of stock options held by Mr. Bernardi, to use its best efforts to have such registration statement declared effective as promptly as practicable and to maintain such registration statement in effect for not less than two (2) years from its effective date. The Company shall bear any and all costs of the sale of the securities pursuant to the registration statement, except for fees payable to broker-dealers or to counsel for Mr. Bernardi which fees will be borne by Mr. Bernardi. Prior to the effective date of the registration statement, the Company and Mr. Bernardi will enter into an agreement providing for reciprocal indemnification and contribution substantially in the form customarily appearing in underwriting agreements issued by investment bankers. The Company will use its best efforts to register or qualify the securities under the securities laws or blue sky laws of such jurisdictions as Mr. Bernardi reasonably requires. The registration rights set forth in this section may be transferred to any transferee who acquires securities from Mr. Bernardi; provided, however, that the Company is given written notice by Mr. Bernardi at the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights are being assigned, and provided further, however, that registration rights may not be transferred to any person in connection with the acquisition of shares in a transaction that was registered under the Securities Act.

Section 7.        Waiver of Breach.

Forbearance by a party to require performance of any provision hereof shall not constitute or be deemed a waiver by such party of such provision or of the right thereafter to enforce the same, and no waiver by a party of any breach or default hereunder shall constitute or be deemed a waiver of any subsequent breach or default, whether of the same or similar nature or of any other nature, or a waiver of the provision or provisions breached or with respect to which such default occurred.

Section 8.        Notices.

All notices and other communications required or permitted hereunder shall be in writing and may be personally delivered, deposited in the United States mail (certified mail, postage prepaid, return receipt requested), transmitted by telecopier or telex, or sent by a private messenger or carrier which issues delivery receipts, addressed to the party for whom they are intended at the following addresses:

Address for the Company:   Network Imaging Corporation
                             500 Huntmar Park Drive
                             Herndon, Virginia 20170
                               Attn:  James Leto
                          Facsimile No.: (703) 478-5386

Address for Mr. Bernardi:     10607 Creamcup Lane
                           Great Falls, Virginia 22066
                          Facsimile No.: (703) 904-4117

Such notices and other communications shall be deemed effective upon receipt. The above addresses may be changed by notice given pursuant to this Section 8.

Section 9.        Severability.

The invalidity or unenforceability of any provision of this Agreement shall not invalidate or render unenforceable any other provisions of this Agreement.

Section 10.       Binding Effect.

The rights and obligations of the Company and Mr. Bernardi under this Agreement shall inure to the benefit of and be binding upon them and their respective successors and assigns. This Agreement shall be binding upon Mr. Bernardi and, except that Mr. Bernardi may not delegate his obligations hereunder, shall inure to the benefit of Mr. Bernardi and his heirs, executors and administrators.

Section 11.       Governing Law.

This Agreement shall be governed by, and construed under and in accordance with, the substantive laws of the Commonwealth of Virginia, without regard to choice of law issues.

Section 12.       Cancellation of Prior Agreement.

This Agreement hereby supersedes the Consulting Agreement already defined in the preamble. The Consulting Agreement is hereby terminated, canceled and annulled as of the effective date of this Agreement.

Section 13.       Arbitration.

In the event a dispute arises between the parties to this Agreement relating to this Agreement and/or any aspect of the employment relationship, both the Company and Mr. Bernardi consent to mandatory arbitration before a single arbitrator of the American Arbitration Association in McLean, Virginia under the Commercial Rules of the AAA in lieu of litigation and a trial by jury. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, should adequate grounds exist for seeking immediate injunctive relief, either party hereto may seek and obtain such relief provided that, upon its obtaining such relief, such action shall be stayed pending the resolution of arbitration proceedings.

Section 14.       Entire Agreement.

This instrument embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified or amended in whole or in part except by a writing signed by all the parties. No waiver of any party's rights hereunder shall be effective or binding unless such waiver shall be in writing and signed by the party against whom such waiver is sought to be enforced.

Section 15.       Execution In Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 30 day of October, 1997.



Network Imaging Corporation

By:      /s/ J. Leto
   --------------------------


Print Name:       J. Leto
Title:            CHMN & CEO
Date:             11/17/97



BCG, Inc.

By:      /s/ Robert Bernardi
   ---------------------------


Print Name:       Robert Bernardi
Title:            President
Date:             11/14/97



Mr. Robert P. Bernardi

By:      /s/ Robert Bernardi
   -----------------------------
         Mr. Robert P. Bernardi

Date:    11/14/97